                                                    Filed pursuant to Rule 424B3
                                                    Registration No. 333-119384

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 28, 2005
(TO PROSPECTUS DATED JUNE 27, 2005)

                                  $520,558,774

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                              [INDYMAC BANK LOGO]
                          SELLER AND MASTER SERVICER

                RESIDENTIAL ASSET SECURITIZATION TRUST 2005-A8CB
                                     ISSUER

     The prospectus supplement dated June 28, 2005 to the prospectus dated June
27, 2005 (the "PROSPECTUS SUPPLEMENT") that has been issued with respect to the
Residential Asset Securitization Trust 2005-A8CB, Mortgage Pass-Through
Certificates, Series 2005-H (the "CERTIFICATES") is hereby amended as follows:

     The second sentence of the fourth paragraph under "Description of the
Certificates--Notional Amount Certificates" on page S-30 of the Prospectus
Supplement is revised to read as follows:

     "As of the closing date, the Notional Amount of the Class A-X Certificates is expected to be approximately $435,589,969."

     The second sentence of the third paragraph under "Description of the
Certificates--Interest Certificates" on page S-30 of the Prospectus Supplement is revised to read as follows:

     "The pass-through rate for the Class A-X Certificates for the interest accrual period for the first Distribution Date is expected to be approximately
0.319920% per annum."

                              ------------------

     In addition, this Supplement updates the prospectus supplement that has been issued with respect to the above-captioned series of Certificates, as described below.

     Subject to the terms and conditions set forth in the underwriting agreement between the depositor and UBS Securities LLC, the depositor has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, the class of Certificates set forth in the table below.

                                          CLASS CERTIFICATE BALANCE
             DESIGNATION                        (APPROXIMATE)
            -------------                --------------------------
                Class PO                 $1,680,895

     Proceeds to the depositor from the sale of these Certificates (the
"UNDERWRITTEN CERTIFICATES") are expected to be approximately 70.00% of the
Class Certificate Balance of the Underwritten Certificates before deducting expenses payable by the depositor. The Underwritten Certificates will be purchased by UBS Securities LLC on or about June 30, 2005.

     (continued on next page)

BEAR, STEARNS & CO. INC.                                     UBS INVESTMENT BANK

                  The date of this Supplement is June 30, 2005

     Distribution of the Underwritten Certificates will be made by UBS
Securities LLC from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. UBS Securities LLC may effect such transactions by selling the Underwritten Certificates to or through dealers and such dealers may receive from UBS Securities LLC, for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. UBS Securities LLC and any dealers that participate with UBS
Securities LLC in the distribution of the Underwritten Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Underwritten Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The depositor has been advised by UBS Securities LLC that it intends to make a market in the Underwritten Certificates but UBS Securities LLC has no
obligation to do so. There can be no assurance that a secondary market for the
Underwritten Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

     The depositor has agreed to indemnify UBS Securities LLC against, or make contributions to UBS Securities LLC with respect to, liabilities customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.

     This Supplement also updates the "Summary--ERISA Considerations" and
"ERISA Considerations" sections on page S-6 and pages S-69 through S-71, respectively, in the prospectus supplement, to reflect the fact that the
Underwritten Certificates are being purchased by a person to whom the Exemption has been granted, and may be transferred to Plans under the same conditions that apply to the offered certificates (other than the Class A-R Certificates).

                              ---------------------

     This Supplement does not contain complete information about the
Underwritten Certificates. Additional information is contained in the prospectus supplement dated June 28, 2005 prepared in connection with the issuance of the offered certificates and in the prospectus of the depositor dated June 27, 2005. You are urged to read this Supplement, the prospectus supplement, and the prospectus in full.

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